Exhibit 99.1

QC Holdings, Inc. Reports Fourth Quarter Results

Board Declares $0.05 Dividend per Common Share

OVERLAND PARK, Kan.--(BUSINESS WIRE)--February 3, 2011--QC Holdings, Inc. (NASDAQ: QCCO) reported income from continuing operations of $4.2 million and revenues of $48.4 million for the quarter ended December 31, 2010. For the year ended December 31, 2010, income from continuing operations totaled $14.2 million and revenues were $188.1 million.

“Our fourth quarter experience mirrored the first three quarters, rounding out a year that posed significant earnings and operational hurdles associated with the negative effects of legislative changes in Washington, South Carolina, Arizona, Virginia and Kentucky,” said QC Chairman and Chief Executive Officer Don Early. “As we managed through these changes at the branch level, our field employees responded to the fluid environment in an energetic, professional and diligent manner.

“Throughout 2010, our management and employees worked to mitigate the significant revenue declines resulting from these law changes by minimizing operating expenses and improving losses. In addition, we closed, or discontinued operations in, 55 short-term lending branches that had little hope of long-term profitability.”

For the three months and year ended December 31, 2009, income from continuing operations totaled $4.9 million and $19.5 million, respectively, and revenues were $53.5 million and $207.0 million, respectively.

The three months and years ended December 31, 2010 and 2009 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and year ended December 31, 2010 and 2009 are provided below.

** Fourth Quarter **

Revenues decreased $5.1 million, or 9.5%, quarter-to-quarter. This decline is primarily due to reduced payday loan volumes resulting from unfavorable law changes effective January 1, 2010 in Washington and South Carolina that restrict customer access to payday loans and the June 30, 2010 termination of the payday loan law in Arizona. A $1.3 million improvement in automotive sales and interest revenues partially offset these declines.

Branch operating costs, exclusive of loan losses, were flat compared to prior year’s fourth quarter, totaling $21.8 million during the three months ended December 31, 2010. An increase in the cost of sales in the automotive business was offset by reduced compensation and other costs at the short-term lending branches.

Loan losses declined $1.2 million during fourth quarter 2010 versus prior year’s fourth quarter, largely due to a lower level of returned checks. The loss ratio was 21.8% in both fourth quarter 2010 and 2009.

QC’s branch gross profit in fourth quarter 2010 was $16.1 million, down from $20.1 million in prior year’s fourth quarter. The aggregate decline in gross profit from South Carolina, Washington, Arizona, Virginia and Kentucky totaled $3.9 million quarter-to-quarter.

Regional and corporate expenses totaled $9.0 million during the three months ended December 31, 2010 compared to $10.4 million in fourth quarter 2009. The decrease is largely attributable to reductions in performance-based incentive compensation, charitable contributions and legal expenses quarter-to-quarter.

Net interest expense decreased $135,000 to $582,000 in the current quarter compared to $717,000 in fourth quarter 2009 as a result of lower average debt balances. The company’s effective income tax rate was 28.4% during fourth quarter 2010, down significantly from the 40.6% in prior year’s fourth quarter. This decline is attributable to provision-to-return adjustments in the current quarter, largely related to state and employment tax credits.

“Our revenues and gross profit were down slightly in states where there have been no significant changes in the operating environment, indicative of the general weakness in the overall economy,” noted QC President and Chief Operating Officer Darrin Andersen. “We have experienced a more profound softness in the revenues from our branches in the middle part of the country, particularly in Missouri, Kansas, Oklahoma and Nebraska.

“Our automotive revenues improved more than 33% over prior year’s fourth quarter, benefiting from improved local brand awareness and a consistent level of quality inventory,” noted Andersen. “Throughout 2010, we focused on streamlining the operations at our five sales branches, as well as improving the timing and efficiency at our service center. While there are still many components of the business yet to improve, we believe our disciplined approach to learning and growing the automotive business provides tremendous opportunity for long-term success.”

** Year Ended December 31 **

The company’s revenues declined approximately 9.1% to $188.1 million during the year ended December 31, 2010 versus $207.0 million in 2009. This decline is due to reduced payday and installment loan volume for the same reasons as noted in the quarterly discussion above. Revenues from South Carolina, Washington, Arizona, Kentucky and Virginia – states that have experienced law changes affecting 2010 – declined approximately $21.0 million year-to-year. These declines were partially offset by a $4.6 million increase in automotive revenues.

Branch operating costs, exclusive of loan losses, totaled $86.7 million during the year ended December 31, 2010, slightly higher than prior year. An increase in cost of sales for automobile purchases was substantially offset by reduced compensation and occupancy costs. The drop in compensation and occupancy expenses is a result of efforts to minimize costs at branches in states where legislative changes occurred during the last year.

During the year ended December 31, 2010, the company reported loan losses of $37.8 million compared to $44.1 million in 2009. The company’s loss ratio improved to 20.1% during 2010 versus 21.3% in 2009, largely due to improvements in the automotive division and the poor 2009 loss experience associated with the company’s Virginia open-end credit product. The company received cash of approximately $494,000 from selling older debt during 2010 compared to $972,000 in the prior year.

Branch gross profit decreased to $63.6 million for the year ended December 31, 2010 from $76.5 million during 2009. The decrease year-to-year was attributable to declines from legislative and regulatory-affected states, partially offset by improvements in the automotive division.

Regional and corporate expenses totaled $36.0 million during the year ended December 31, 2010 versus $38.1 million during the year ended December 31, 2009. This decrease is primarily attributable to reduced performance-based incentive and equity compensation.

Net interest expense declined approximately $951,000 during the year ended December 31, 2010 compared to the prior year as a result of lower average debt balances. The company’s effective income tax rate declined to 36.4% in 2010 (from 38.9% during 2009) for the same reasons as noted in the quarterly discussion.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable March 7, 2011 to stockholders of record as of February 21, 2011.

-BUSINESS OUTLOOK -

“Our employees demonstrated tremendous resilience as they adjusted to the various legislative and regulatory changes throughout 2010,” Early said. “Our field personnel not only comforted customers who were dealing with the elimination of a helpful, competitive credit alternative, but also worked through the frustration and uncertainty that comes with legislatively-driven declines in revenues and profitability.

“In states where we have not been negatively effected by legislative and regulatory changes, our 2010 results reflect the overall weaknesses in the broader economy as evidenced by high unemployment, lagging consumer confidence and stagnant growth. With customer demand throughout these various states generally flat to slightly down, we focused on controlling operating expenses and minimizing loan losses.

“As we enter 2011, we expect to experience pressure on our revenues associated with the new Illinois law that goes into effect late in the first quarter and the continued struggles in Arizona under the title loan law. Our decision to close a number of branches in Washington, South Carolina and Arizona, as well as managing through the last year under the restrictive laws in those states, will provide a better foundation for improvements in revenues and earnings going forward. Absent changes in laws or regulations and given a relatively consistent overall economy, we would expect 2011 results to be fairly similar to 2010.

“We are pleased with the growth in our automotive group during 2010. The five Kansas City locations provide a solid base from which to explore de novo and acquisition opportunities in the automotive industry. Also, we continue to evaluate various diversification strategies that are compatible with our operating strengths, customer knowledge and return expectations.

“We are committed to offering our customers the highest level of service through a variety of short-term consumer loan products. Together with our automotive and other business opportunities, we believe this commitment to our customers provides the best path to future success.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 523 branches in 24 states at December 31, 2010 (note, however, that the company has 21 branches scheduled to close in the first half of 2011). With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 523 branches through a combination of de novo branches and acquisitions. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2010, the company advanced approximately $1.0 billion to customers and reported total revenues of $188.1 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina, Virginia, Kentucky and Arizona, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (5) risks associated with the leverage of the company, (6) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (7) changes in our key management personnel, (8) integration risks and costs associated with future acquisitions, and (9) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010
Revenues
Payday loan fees	$ 40,469	$ 32,857	$ 152,797	$ 131,624
Automotive sales, interest and fees	3,844	5,130	15,293	19,914
Other	9,161	10,435	38,944	36,550
Total revenues	53,474	48,422	207,034	188,088
Branch expenses
Salaries and benefits	10,516	10,103	41,980	40,432
Provision for losses	11,676	10,538	44,135	37,842
Occupancy	5,219	5,012	21,651	20,665
Cost of sales - automotive	1,451	2,606	6,611	9,675
Depreciation and amortization	1,015	854	3,796	3,290
Other	3,489	3,203	12,378	12,624
Total branch expenses	33,366	32,316	130,551	124,528
Branch gross profit	20,108	16,106	76,483	63,560

Regional expenses	3,326	3,226	13,584	13,921
Corporate expenses	7,099	5,761	24,513	22,101
Depreciation and amortization	699	625	2,969	2,653
Interest expense, net	717	582	3,352	2,401
Other expense, net	9	75	193	148
Income from continuing operations before income taxes	8,258	5,837	31,872	22,336
Provision for income taxes	3,352	1,655	12,403	8,121
Income from continuing operations	4,906	4,182	19,469	14,215
Gain (loss) from discontinued operations, net of income tax	277	(889)	360	(2,272)
Net income	$ 5,183	$ 3,293	$ 19,829	$ 11,943

Earnings (loss) per share:
Basic
Continuing operations	$ 0.27	$ 0.24	$ 1.09	$ 0.79
Discontinued operations	0.02	(0.05)	0.02	(0.13)
Net income	$ 0.29	$ 0.19	$ 1.11	$ 0.66

Diluted
Continuing operations	$ 0.27	$ 0.24	$ 1.08	$ 0.79
Discontinued operations	0.02	(0.05)	0.02	(0.13)
Net income	$ 0.29	$ 0.19	$ 1.10	$ 0.66
Weighted average number of common shares outstanding:
Basic	17,408	17,042	17,437	17,259
Diluted	17,604	17,155	17,580	17,341

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S.
generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2010	2009	2010

Income from continuing operations	$ 4,906	$ 4,182	$ 19,469	$ 14,215
Provision for income taxes	3,352	1,655	12,403	8,121
Depreciation and amortization	1,714	1,479	6,765	5,943
Interest expense	721	585	3,366	2,409
Non-cash losses on property dispositions	9	75	193	148
Stock option and restricted stock expense	788	485	2,779	2,170
Adjusted EBITDA	$ 11,490	$ 8,461	$ 44,975	$ 33,006

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2009	December 31, 2010
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 21,151	$ 16,288
Loans receivable, less allowance for losses of $10,803 at December 31, 2009 and $7,150 at December 31, 2010	74,973	70,059
Prepaid expenses and other current assets	10,183	13,419
Total current assets	106,307	99,766
Property and equipment, net	18,286	14,110
Goodwill	16,491	16,491
Other assets, net	7,002	7,675
Total assets	$ 148,086	$ 138,042

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 162	$ 467
Accrued expenses and other liabilities	14,285	11,806
Deferred revenue	5,077	4,356
Revolving credit facility	20,500	17,250
Current portion of long-term debt	9,900	10,863
Total current liabilities	49,924	44,742

Non-current liabilities	4,905	4,872

Long-term debt	27,707	16,881
Total liabilities	82,536	66,495

Commitments and contingencies
Stockholders’ equity	65,550	71,547
Total liabilities and stockholders’ equity	$ 148,086	$ 138,042

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	558	537	585	556
De novo branches opened			3	1
Acquired branches
Branches scheduled to close		(21)		(21)
Branches closed	(2)	(14)	(32)	(34)
Number of branches, end of period	556	502	556	502

Short-term Lending Comparable Branch Data:
Total number of comparable branches	501	501	500	500
Comparable branch revenue	$ 49,583	$ 43,205	$ 191,331	$ 167,719
Percentage change		(12.9%)		(12.3%)
Comparable branch net revenues	$ 39,133	$ 33,804	$ 150,807	$ 133,084
Percentage change		(13.6%)		(11.7%)

Operating Data – Short-term Loans:
Loan volume	$ 288,797	$ 232,223	$ 1,075,135	$ 903,801
Average loan (principal plus fee)	366.66	375.52	366.97	374.90
Average fee	54.39	56.55	54.03	56.22

Operating Data – Installment Loans:
Loan volume	$ 7,612	$ 9,321	$ 28,471	$ 29,333
Average loan (principal)	505.92	496.71	499.80	489.60
Average term (days)	189	173	185	172

Operating Data – Automotive Loans:
Loan volume	$ 3,187	$ 4,005	$ 12,656	$ 15,835
Average loan (principal)	8,659	9,698	8,753	9,375
Average term (months)	30	33	31	33
Locations, end of period	5	5	5	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2010	2009	2010
	Unaudited		Unaudited
Other Revenues:
Installment loan interest and fees	$ 4,524	$ 5,099	$ 17,106	$ 17,326
Credit services fees	1,892	2,007	6,778	7,320
Other	2,745	3,329	15,060	11,904
Total	$ 9,161	$ 10,435	$ 38,944	$ 36,550

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$ 20,539	$ 18,272	$ 79,924	$ 73,373
Recoveries	(9,199)	(8,152)	(39,434)	(35,024)
Adjustment to provision for losses based on evaluation of outstanding receivables	336	418	3,645	(507)
Total provision for losses	$ 11,676	$ 10,538	$ 44,135	$ 37,842

Provision for losses as a percentage of revenues	21.8%	21.8%	21.3%	20.1%
Provision for losses as a percentage of loan volume (all products)	3.7%	3.9%	3.7%	3.7%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications